EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-278171 and 333-195733) of Pure Cycle Corporation of our report dated November 12, 2025, with respect to the consolidated financial statements of Pure Cycle Corporation, included in this Annual Report on Form 10-K for the year ended August 31, 2025.

/s/ Forvis Mazars, LLP

Denver, Colorado

November 12, 2025